Ply Gem to Expand its Repair/Remodeling Siding Portfolio Through Acquisition of Alcoa Home Exteriors.

Kearney, MO, September 25, 2006 - Ply Gem Industries, Inc. and its private equity sponsor, Caxton-Iseman Capital, Inc., today announced that Ply Gem has entered into a definitive agreement to acquire Alcoa Home Exteriors, Inc. from Alcoa Inc., in a cash transaction valued at approximately $305 million. Alcoa Home Exteriors, Inc. is a leading manufacturer of vinyl siding, aluminum siding, injection molded shutters and vinyl, aluminum and injection molded accessories.

The acquisition is expected to be financed through a combination of debt and cash on hand. Ply Gem expects to amend its existing credit facilities to provide for additional term loans which will represent the debt portion of the acquisition financing. Completion of the transaction, which is expected to occur in the fourth quarter of 2006, is subject to customary closing conditions.

Lee D. Meyer, President and Chief Executive Officer of Ply Gem, said, "We expect the addition of Alcoa Home Exteriors to Ply Gem’s portfolio will enable us to capitalize on attractive market opportunities and provide us a strong platform to fully serve all channels of the vinyl siding market. Alcoa Home Exteriors’ products are extremely well respected in the market place with a significant weighting towards the remodeling market. Additionally, we will capitalize on a number of synergistic opportunities."

Robert A. Ferris, a Managing Director of Caxton-Iseman Capital, said, "The acquisition of Alcoa Home Exteriors and its great product line presents Ply Gem with exciting new opportunities. Since we acquired Ply Gem in 2004, we have been very pleased by the company’s performance and growth trajectory. We look forward to working with Ply Gem’s management team to continue building the value of the business."

About Ply Gem

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories and aluminum window and siding products marketed under the Variform, MW, Patriot, Alenco, Great Lakes, Napco, Kroy and CWD brand names.

About Caxton-Iseman Capital

Caxton-Iseman Capital, Inc. is a New York-based private equity firm. In addition to Ply Gem, its portfolio companies include Buffets Inc., a leading owner and operator of buffet-style restaurants; Electrograph Systems, Inc., a leading national value-added distributor of display technology solutions; and Prodigy Health Group, Inc., a heath care service company. Caxton-Iseman’s investment vehicles have available capital in excess of $2 billion.

# # #